Exhibit 4.1

WRITTEN CONSENT OF DIRECTORS
TO CORPORATE ACTION WITHOUT MEETING
BY COBALIS CORP.,
a Nevada Corporation

The undersigned are the only members of, and, therefore, constitute, the entire Board of Directors of Cobalis Corp., a Nevada corporation (“Corporation”), and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this Corporation:

WHEREAS, the Board of Directors of this Corporation found it in the best interests of this Corporation to approve the issuance of certain shares of its $.001 par value (“Shares”) to be issued as set forth on Exhibit A attached hereto, which are to be issued to the individuals indicated as payment for the following, at the rate of $0.98 per share, based on the closing market price on March 9, 2007: Mark Rumph shall receive 9,046 shares for information technology services from July 2006 to February 2007 and 2,908 shares for information technology services from March 2007 to May 2007; Andrew Callari shall receive 32,346 shares for attorney litigation services up to March 2007 and 30,612 shares as a retainer for future attorney ligation services; Catherine Rodriguez shall receive 22,920 shares for attorney litigation services up to March 2007 and 28,101 shares as a retainer for future attorney ligation services; David Filler shall receive 193,821 shares for general corporate counsel and attorney litigation services from August 2004 to March 2007; Lyndon Mansfield shall receive 12,755 shares for clinical trials consulting services from November 2006 to March 2007; Lewis J. Levey shall receive 10,204 shares as a retainer for future attorney litigation related services; Marko Balac shall receive 9,184 shares for general corporate administrative support services from January 2007 to March 2007 and 9,184 shares for general corporate administrative support services from April 2007 to June 2007; and Marinko Vekovic shall receive 50,000 shares per settlement agreement, at set forth on Exhibit A, and that all these shares are to be registered pursuant to a Registration Statement on Form S-8;

RESOLVED, this Corporation believes that, in accordance with that resolution by the Board of Directors regarding the issuance of the Shares, it is in the best interests of the Corporation and its shareholders to cause to be prepared a Registration Statement on Form S-8, pursuant to which the Corporation undertakes to register those shares of the Corporation’s $.001 par value common stock, and that this Corporation shall therewith undertake the necessary actions to prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any required amendments for the registration of those Shares;

RESOLVED, FURTHER, that the Corporation shall issue and deliver to those individuals specified, in accordance with the underlying agreements pertaining thereto, the certificates representing shares of the Corporation’s $.001 par value common stock as noted; and, that these shareholders shall have all rights and privileges of shareholders of this Corporation, from this date forward, and that the shares so issued shall be fully paid and non-assessable, so that the consideration for such shares shall be the services received or to be rendered; and

RESOLVED, FURTHER, the officers of this Corporation be, and hereby are, authorized, empowered and directed to take any and all action and shall enter into, execute and deliver any and all documents which those officers determine are necessary or appropriate to effectuate and carry out the intents and purposes of the resolutions specified in this Consent.

THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada Revised Statutes in accordance with the By-Laws of the Corporation and is to be filed with the minutes of proceedings of the Board of Directors of this Corporation.

Date: March 30, 2007	By:	/s/ Gerald Yakatan
Gerald Yakatan, Director

Dated: April 4, 2007	By:	/s/ Kevin Prendiville
Kevin Prendiville, Director

Date: March 30, 2007	By:	/s/ Radul Radovich
Radul Radovich, Director

Date: April 9, 2007	By:	/s/ Thomas Stankovich
Thomas Stankovich, Director

Date: April 11, 2007	By:	/s/ S. Wayne Kay
S. Wayne Kay, Director

Date: April 10, 2007	By:	/s/ Ellen McDonald
Ellen McDonald, Director

Date: April 11, 2007	By:	/s/ Thomas H. Silberg
Thomas H. Silberg, Director

Exhibit A

Recipient	Shares	Services
Mark Rumph	9,046	Information Technology services (July 06 - Feb. 07)
Mark Rumph	2,908	Information Technology services (March 07 - May 07)
Andrew Callari	32,346	Attorney litigation services (balance due)
Andrew Callari	30,612	Attorney litigation services (retainer)
Catherine Rodriguez	22,920	Attorney litigation services (balance due)
Catherine Rodriguez	28,101	Attorney litigation services (retainer)
David Filler	193,821	Corporate counsel and attorney litigation services (balance due)
Lyndon Mansfield	12,755	Clinical trials consulting services
Lewis J. Levey	10,204	Attorney litigation services (retainer)
Marko Balac	9,184	General corporate administrative support services (Jan. 07 - March 07)
Marko Balac	9,184	General corporate administrative support services (April 07 - June 07)
Marinko Vekovic	50,000	Settlement agreement
Total Shares:	411,080

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